Exhibit 10.40

AMENDMENT TO LICENSE AGREEMENT

This agreement (the “Amendment”) is entered into on May 4, 2020 (the “Effective Date”), by and between Resdevco Research and Development Company Ltd., reg. no. 510422223 (the “Licensor”) and Wize Pharma Ltd., reg. no. 520033259 and/or OcuWize Ltd. reg.no. 515241511, the former name of which is Star Night Technologies Ltd. (the “Licensee”) (the Licensor and the Licensee shall be collectively referred to hereinafter as the “Parties”).

WHEREAS, the Licensor and the Licensee have entered into that certain Exclusive Distribution and Licensing Agreement dated May 1, 2015 and to subsequent amendments thereto (collectively referred to hereunder as the “License Agreement”), setting forth the terms and conditions of the license and distribution rights granted by the Licensor to the Licensee in the territory of the United States of America (the “Territory”); and

WHEREAS, the Parties wish to amend and update certain obligations and time frames which were previously agreed in the License Agreement.

NOW THEREFORE, the Parties hereby declare and agree as follows:

1.	Immediate Termination:

1.1	Notwithstanding anything to the contrary in the License Agreement, if (i) within 3 months after the receipt by Licensee of the Pre-IND, or (ii) in case of proven inability to receive Pre-IND as a direct result of COVID-19 epidemic, in both cases not later than December 31, 2020, Licensee provides the Licensor with a written notice of Licensee’s decision to terminate the License Agreement for any reason, the License Agreement shall be terminated immediately upon the receipt of such notice by Licensor without any additional written notice (the “Termination Right”). For the sake of clarity, to the extent the Termination Right is exercised as aforesaid before the end of 2020 no minimum royalty fee shall be due from the Licensee for the year 2021.

1.2	If Licensee does not exercise the Termination Right by December 31st, 2020, then, subject to Licensee’s obligations under the License Agreement (as amended among others on November 8, 2019), the Termination Rights (including the foregoing limitation of 3 months) shall apply until December 31, 2021 (the “Extended Termination Right”). For the sake of clarity, to the extent the Extended Termination Right is exercised as aforesaid before the end of 2021 no minimum royalty fee shall be due from the Licensee for the year 2022.

“Pre-IND” means pre-IND consultation with FDA and receiving the FDA feedback.

2.	Survival of Terms.

For the avoidance of doubt, the provisions of the License Agreement which by their nature are intended to survive termination or expiration of the License Agreement shall survive the termination pursuant to Section 1 of this Amendment, including without limitation Article 16.18 to the License Agreement and all Articles indicated therein (the “Surviving Obligations”).

3.	Termination Conditions.

Without derogating from the said in Section 2 above, and as a condition of Licensor’s consent to waive its right for 180 days’ prior termination notice, it is expressly agreed that immediately upon termination of the License Agreement:

(a)	Licensee will strictly comply with the provisions of the License Agreement regarding revert of all rights and transfer of all proprietary, confidential and other information related to the business conducted under the License Agreement from Licensee to Licensor pursuant to Article 11.3 of the License Agreement, as well as any and all registration files, drug files, authorizations, technical data, preclinical and clinical data, toxicological and pharmacological data, scientific data, and any other information, documentation or results obtained or possessed by Licensee, relating to any business conducted by Licensee in connection with the License Agreement and/or any registration proceedings conducted in the Territory.

(b)	Licensee will use its best efforts to assist Licensor in finding a third-party willing to take Licensee’s place and comply to the greatest extent with the provisions of the License Agreement.

(c)	For the avoidance of doubt, the provisions of penalty payments under Article 12.3 of the License Agreement shall expressly apply with respect to the termination of the License Agreement pursuant to Section 1 of this Amendment.

(d)	Licensor shall be free and have full power and discretion to engage with any person and to enter into any agreement for the grant of any right and interest previously granted under the License Agreement, explicitly or implicitly, and Licensee will have no claims in this regard.

4.	Miscellaneous.

(a)	Without derogating from the Licensee’s Surviving Obligations, Licensee forever waives, releases and discharges Licensor from any and all claims, causes of action, demands, liabilities, damages, obligations and debts, of every kind and nature, whether known or unknown, suspected or unsuspected, that Licensee had in past, currently has or will have in future in connection with the License Agreement or otherwise.

(b)	This Amendment constitutes the entire understanding and agreement between the Parties with regard to the subject matter hereof and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof.

(c)	Except as explicitly provided in this Amendment, this Amendment shall not derogate from or amend the provisions of the License Agreement, and it shall remain in full force and effect throughout their terms.

(d)	Any amendment of this Amendment and any waiver of any of the terms or conditions thereof may be made only in in written agreement executed by both Parties.

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date written above.

/s/ Prof. S. Dikstein		/s/ Noam Danenberg
Resdevco Research and Development		Wize Pharma Ltd.
Company Ltd.		OcuWize Ltd.

By:	Prof. Shabtay Dikstein	By:	Noam Danenberg
Title:	CEO	Title:	CEO